EXHIBIT 10.3

EXECUTIVE SALARY CONTINUATION AGREEMENT

THIS AGREEMENT, made and entered into this 27th day of June, 2005, by and between Surrey Bank & Trust, a bank organized and existing under the laws of the State of North Carolina (hereinafter referred to as the “Bank”), and Pedro A. Pequeno, II, an Executive of the Bank (hereinafter referred to as the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive has been and continues to be a valued Executive of the Bank, and is now serving the Bank;

WHEREAS, it is the consensus of the Board of Directors (hereinafter referred to as the “Board”) that the Executive’s employment with the Bank in the past has been of exceptional merit and has constituted an invaluable contribution to the general welfare of the Bank in bringing the Bank to its present status of operating efficiency and present position in its field of activity;

WHEREAS, the Executive’s experience, knowledge of the affairs of the Bank, reputation, and contacts in the industry are so valuable that assurance of the Executive’s continued employment is essential for the future growth and profits of the Bank and it is in the best interests of the Bank to arrange terms of continued employment for the Executive so as to reasonably assure the Executive remains in the Bank’s employ during the Executive’s lifetime or until the age of retirement;

WHEREAS, it is the desire of the Bank that the Executive’s employment be retained as herein provided;

WHEREAS, the Executive is willing to continue in the employ of the Bank provided the Bank agrees to pay the Executive or the Executive’s beneficiary(ies), certain benefits in accordance with the terms and conditions hereinafter set forth;

ACCORDINGLY, it is the desire of the Bank and the Executive to enter into this Agreement under which the Bank will agree to make certain payments to the Executive at retirement or the Executive’s beneficiary(ies) in the event of the Executive’s death pursuant to this Agreement;

FURTHERMORE, it is the intent of the parties hereto that this Executive Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan; and

THEREFORE, in consideration of past employment performance and employment to be performed in the future as well as the mutual promises and covenants herein contained it is agreed as follows:

XVI. EFFECTIVE DATE

The Effective Date of this Agreement shall be February 17, 2005.

XVII. EMPLOYMENT

The Bank agrees to employ the Executive in such capacity as the Bank may from time to time determine. The Executive will continue in the employ of the Bank in such capacity and with such duties and responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the Board of Directors of the Bank.

XVIII. FRINGE BENEFITS

The salary continuation benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits except as set forth hereinafter.

XIX. DEFINITIONS

A.	Retirement Date:

If the Executive remains in the continuous employ of the Bank, the Executive shall retire from active employment with the Bank on the Executive’s sixty-fifth (65th) birthday, unless by action of the Board of Directors this period of active employment shall be shortened or extended.

B.	Normal Retirement Age:

Normal Retirement Age shall mean the date on which the Executive attains age sixty-five (65).

C.	Plan Year:

Any reference to “Plan Year” shall mean a calendar year from January 1 to December 31. In the year of implementation, the term “Plan Year” shall mean the period from the effective date to December 31 of the year of the effective date.

D.	Termination of Employment:

Termination of Employment shall mean voluntary resignation of employment by the Executive or the Bank’s discharge of the Executive without cause (“cause” defined in Subparagraph IV [E] hereinafter), prior to the Normal Retirement Age (defined in Subparagraph IV [B]).

I.	Discharge for Cause:

The term “for cause” shall mean any of the following that result in an adverse effect on the Bank: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving fraud or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit. If a dispute arises as to discharge “for cause”, such dispute shall be resolved by arbitration as set forth in this Executive Plan.

J.	Change of Control:

Change of Control shall be defined as follows:

a.	the acquisition of more than fifty percent (50%) of the value or voting power of the Bank’s stock by a person or group;

b.	the acquisition in a period of twelve months or less of at least thirty-five percent (35%) of the Bank’s stock by a person or group;

c.	the replacement of a majority of the Bank’s board in a period of twelve months or less by Directors who were not endorsed by a majority of the current board members; or

d.	the acquisition in a period of twelve months or less of forty percent (40%) or more of the Bank’s assets by an unrelated entity.

For the purposes of this Agreement, transfers made on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change in Control.

XX. RETIREMENT BENEFIT AND POST-RETIREMENT DEATH BENEFIT

The Bank, commencing with the first day of the month following the Retirement Date (Subparagraph IV [A]), shall pay the Executive an annual benefit equal to Eighty Eight Thousand Two Hundred Thirty One and 00/100th Dollars ($88,231.00). Said benefit shall be paid in equal monthly installments (1/12 of the annual benefit) until the death of the Executive. Upon the death of the Executive, if there is a balance in the accrued liability retirement account, such balance shall be paid in a lump sum to the individual or individuals the Executive may have designated in writing and filed with the Bank. In the absence of any effective beneficiary designation, any such amount becoming due and payable upon the death of the Executive shall be payable to the duly qualified executor or administrator of the Executive’s estate. Said payment due hereunder shall be made the first day of the second month following the decease of the Executive.

If the Executive is a key employee (as defined by the Internal Revenue Service) of a publicly traded bank at the time of retirement, any such benefit payment shall be withheld for six (6) months, from such retirement.

XXI. DEATH BENEFIT PRIOR TO RETIREMENT

In the event the Executive should die while actively employed by the Bank at any time after the date of this Agreement but prior to the Executive attaining the age of sixty-five (65) years (or such later date as may be agreed upon), the Bank will pay the accrued balance, on the date of death, of the Executive’s accrued liability retirement account in one (1) lump sum to such individual or individuals as the Executive may have designated in writing and filed with the Bank, at which time this Agreement shall terminate. In the absence of any effective beneficiary designation, any such amount becoming due and payable upon the death of the Executive shall be payable to the duly qualified executor or administrator of the Executive’s estate. Said payment due hereunder shall be made by the first day of the second month following the decease of the Executive.

XXII. BENEFIT ACCOUNTING/ACCRUED LIABILITY RETIREMENT ACCOUNT

The Bank shall account for this benefit using the regulatory accounting principles of the Bank’s primary federal regulator. The Bank shall establish an accrued liability retirement account for the Executive into which appropriate reserves shall be accrued.

XXIII. VESTING

Executive shall be one hundred percent (100%) vested in the accrued liability retirement account from the Effective Date of this Agreement.

IX. DISABILITY

In the event that there is a finding of any qualified period of disability for the Executive, the Bank will deposit into the Contingent Disability Trust for Executive (hereafter “Trust”) an amount equal to the accrued liability retirement account established on the Executive’s behalf pursuant to this Agreement. No other benefits will be owed to the Executive under this Agreement during the Period of Disability.

An Executive is considered disabled if he or she is: [1] unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or [2] by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Executive of the Bank. If there is a dispute regarding whether the Executive is disabled, such dispute shall be resolved by a physician mutually selected by the Bank and the Executive and such resolution shall be binding upon all parties to this Agreement.

If the Executive is under a Period of Disability on the date the Executive reaches Normal Retirement Age, this agreement shall automatically terminate and the Executive shall not be entitled to any further benefits under this Agreement.

If the Period of Disability ends prior to Normal Retirement Age and the Executive returns to active employment with the Bank, the Bank will pay the Executive a reduced retirement benefit amount. The retirement benefit amount shall be reduced by the twelve (12) year annual annuity that would be payable from the Trust assuming the trust assets earned on a net of four percent (4%) annually starting from the date of the existence of said Trust.

XXIV. TERMINATION OF EMPLOYMENT

Subject to Subparagraph IV (E), in the event that the employment of the Executive shall terminate prior to Normal Retirement Age, as provided in Subparagraph IV (B), by the Executive’s voluntary action, or by the Executive’s discharge by the Bank without cause, then this Agreement shall terminate upon the date of such termination of employment and the Bank shall pay to the Executive an amount of money equal to balance of the Executive’s accrued liability retirement account on the date of said termination. This compensation shall be paid in a lump sum thirty (30) days following Normal Retirement Age. Such balance shall accrue interest on a monthly basis equal to the average prior years’ tax equivalent yield for the Bank’s cumulative Bank owned Life Insurance policies until said payment is made.

If the Executive is a key employee (as defined by the Internal Revenue Service) of a publicly traded bank at the time of termination, any such benefit payment shall be withheld for six (6) months, from such termination.

In the event the Executive’s death should occur after such termination but prior to the payment provided for in this Paragraph X, the lump sum shall be paid to such individual or individuals as the Executive may have designated in writing and filed with the Bank. In the absence of any effective beneficiary designation, any such amount shall be payable to the duly qualified executor or administrator of the Executive’s estate. Said payment due hereunder shall be made the first day of the second month following the decease of the Executive.

In the event the Executive shall be discharged for cause at any time in accordance with Subparagraph IV (E), this Agreement shall terminate and all benefits provided herein shall be forfeited.

XXV. CHANGE OF CONTROL

If the Executive subsequently suffers a Termination of Employment (voluntarily or involuntarily), except for cause, six (6) months prior to or anytime subsequent to a Change of Control as defined in Subparagraph IV (F), then the Executive shall receive the benefits in Paragraph V herein upon attaining Normal Retirement Age (Subparagraph IV [B]), as if the Executive had been continuously employed by the Bank until the Executive’s Normal Retirement Age.

XXVI. RESTRICTIONS ON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Executive Plan. The Executive, their beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Executive Plan or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Executive Plan, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall any Executive be deemed to have any lien, right, title or interest in any specific funding investment or assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy on the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

XXVII. MISCELLANEOUS

A.	Alienability and Assignment Prohibition:

Neither the Executive, nor the Executive’s surviving spouse, nor any other beneficiary(ies) under this Executive Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.	Binding Obligation of the Bank and any Successor in Interest:

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agree, in writing, to assume and discharge the duties and obligations of the Bank under this Executive Plan. This Executive Plan shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.	Amendment or Revocation:

Subject to Paragraph XIV, it is agreed by and between the parties hereto that, during the lifetime of the Executive, this Executive Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank.

D.	Gender:

Whenever in this Executive Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Effect on Other Bank Benefit Plans:

Nothing contained in this Executive Plan shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

F.	Headings:

Headings and subheadings in this Executive Plan are inserted for reference and convenience only and shall not be deemed a part of this Executive Plan.

G.	Applicable Law:

The laws of the State of North Carolina shall govern the validity and interpretation of this Agreement.

H.	Partial Invalidity:

If any term, provision, covenant, or condition of this Executive Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Executive Plan shall remain in full force and effect notwithstanding such partial invalidity.

I.	Not a Contract of Employment:

This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Bank to discharge the Executive, or restrict the right of the Executive to terminate employment.

XXVIII. ADMINISTRATIVE AND CLAIMS PROVISION

A.	Named Fiduciary and Plan Administrator:

The “Named Fiduciary and Plan Administrator” of this Executive Plan shall be Surrey Bank & Trust. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Executive Plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Executive Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure:

In the event a dispute arises over benefits under this Executive Plan and benefits are not paid to the Executive (or to the Executive’s beneficiary(ies) in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within forty-five (45) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within forty-five (45) days of receipt of such claim the specific reasons for such denial, reference to the provisions of this Executive Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the aforesaid forty-five (45) day period.

If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within forty-five (45) days of the first claim denial. Claimants may review this Executive Plan or any documents relating thereto and submit any written issues and comments it may feel appropriate. In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within forty-five (45) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.

E.	Arbitration:

If claimants continue to dispute the benefit denial based upon completed performance of this Executive Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an Arbitrator for final arbitration. The Arbitrator shall be selected by mutual agreement of the Bank and the claimants. The Arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Executive “for cause,” such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

In any event of litigation or arbitration, should the Executive be successful, the Bank will cover any and all legal fees.

XXIX. TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Executive Plan, then the Bank reserves the right to terminate or modify this Agreement accordingly. Upon a Change of Control (Subparagraph IV [F]), this paragraph shall become null and void effective immediately upon said Change of Control.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

SURREY BANK & TRUST
Mount Airy, North Carolina

/s/ Mark H. Towe	By:	/s/ Edward C. Ashby, III Pres
Witness		(Bank Officer other than Insured) Title

/s/ Brenda J. Harding	/s/ Pedro A. Pequeno, II
Witness	Pedro A. Pequeno, II